Exhibit 99.1

(1)         This report reflects the disposition of shares of common stock, par value $0.001 (“Common Stock”) and options to purchase shares of Common Stock, of Taminco Corporation (the “Issuer”) that occurred upon the closing of the Agreement and Plan of Merger dated as of September 11, 2014 (the “Merger Agreement”), by and among Eastman Chemical Company, its wholly-owned subsidiary, Stella Merger Corp. and the Issuer.  Pursuant to and upon the closing of the Merger Agreement, the shares of Common Stock previously held by AP Taminco Global Chemical Holdings, LP (“Taminco Holdings”) and Taminco Co-Investors, L.P. (“Taminco Co-Investors”), respectively, were converted into the right to receive a cash payment of $26.00 per share, and the options to purchase shares of Common Stock of the Issuer previously held by Apollo Management VII, L.P. (“Management VII”) were converted into the right to receive a cash payment of $19.95, per share, representing the difference between (a) $26.00 per share, and (b) the exercise price per share of Common Stock subject to the options.  Following the reported transaction, Taminco Holdings, Taminco Co-Investors and Management VII no longer hold any shares or any options to purchase shares of Common Stock of the Issuer.  AP Taminco Global Chemical Holdings GP, LLC (“Taminco Holdings GP”) is the general partner of Taminco Holdings, and Taminco Co-Investors GP, LLC (“Taminco Co-Investors GP”) is the general partner of Taminco Co-Investors.  Management VII is the manager of each of Taminco Holdings GP and Taminco Co-Investors GP.  AIF VII Management, LLC (“AIF VII LLC”) is the general partner of Management VII.  Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VII LLC, and Apollo Management GP, LLC (“Apollo Management GP”) is the general partner of Apollo Management.  Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Apollo Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers, as well as executive officers, of Management Holdings GP.  Taminco Holdings, Taminco Co-Investors, Taminco Holdings GP, Taminco Co-Investors GP, Management VII, AIF VII LLC, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan, disclaim beneficial ownership of the shares of Common Stock previously held of record by Taminco Holdings or Taminco Co-Investors or issuable upon exercise of the options previously held by Management VII, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.  The address of each of Taminco Holdings, Taminco Co-Investors, Taminco Holdings GP, Taminco Co-Investors GP, Management VII, AIF VII LLC, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 West 57th St., 43rd Floor, New York, New York 10019.